JONES DAY

North Point • 901 Lakeside Avenue • Cleveland, Ohio 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

December 13, 2012

Cliffs Natural Resources Inc.

200 Public Square

Cleveland, Ohio 44114-2315

Re:	$500,000,000 Aggregate Principal Amount of 3.95% Senior Notes due 2018
of Cliffs Natural Resources Inc.

Ladies and Gentlemen:

We are acting as counsel for Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of 3.95% Senior Notes due 2018 of the Company (the “Notes”), pursuant to the Underwriting Agreement, dated as of December 6, 2012 (the “Underwriting Agreement”), entered into by and among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., acting as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Notes will be issued pursuant to an indenture dated as of March 17, 2010 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by a sixth supplemental indenture (the “Sixth Supplemental Indenture”), to be entered into between the Company and the Trustee (the Base Indenture, as amended and supplemented by the Sixth Supplemental Indenture, the “Indenture”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

For the purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture, and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

ALKHOBAR • ATLANTA • BEIJING • BOSTON • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DUBAI
DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID
MEXICO CITY • MILAN • MOSCOW • MUNICH • NEW YORK • PARIS • PITTSBURGH • RIYADH • SAN DIEGO
SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

JONES DAY

The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representation of the officers and other representative of the Company and others.

The opinion expressed herein is limited to the laws of the State of New York and the laws of the State of Ohio, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3, as amended (Registration No. 333-165376) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day